SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                            BURLINGTON RESOURCES INC.
             (Exact name of registrant as specified in its charter)


                Delaware                                 91-1413284
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


5051 Westheimer, Suite 1400
Houston, Texas                                            77056
(Address of principal executive offices)                (Zip Code)


         Securities to be  registered  pursuant to Section 12(b)of the Act:

                                               Name of each exchange on which
Title of each class to be so registered           class is to be registered

Preferred Stock Purchase Rights                    New York Stock Exchange


     If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

     If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

         Securities to be registered pursuant to Section 12(g)of the Act:

                                      None





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         This Amendment No. 2 on Form 8-A/A is filed to supplement and amend the information set forth in the Registration Statement on Form 8-A filed by Burlington Resources Inc., a Delaware corporation ("Burlington Resources"), on December 16, 1988 (the "Registration Statement"), as amended by the First Amendment thereto filed on Form 8 by Burlington Resources on February 23, 1989. All capitalized terms not defined herein have the meanings ascribed to such term in the Rights Agreement (as defined herein).

Item 1.  Description of Securities

         On October 9, 1996, the Board of Directors of Burlington Resources approved the Second Amendment to the Rights Agreement (the "Second Amendment"), dated as of September 30, 1996 (as amended, the "Rights Agreement"), between Burlington Resources and The First National Bank of Boston, as Rights Agent (the "Rights Agent").

         The definition of "Acquiring Person" as set forth in the Section 1(a) of the Rights Agreement is amended to read as follows:

         ""Acquiring Person" shall mean any Person (as such term is hereinafter defined), who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person, without the prior approval of the Company, shall be the Beneficial Owner (as such term is hereinafter defined) of securities representing 15% or more of the Voting Power (as such term is hereinafter defined) or who was such a Beneficial Owner at any time after the date hereof, whether or not such Person continues to be the Beneficial Owner of securities representing 15% or more of the Voting Power, but shall not include (i) the Company, (ii) any subsidiary of the Company (as such term is hereinafter defined), (iii) any employee benefit plan of the Company or any of its subsidiaries or (iv) any entity holding securities of the Company organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an "Acquiring Person" either (i) as a result of the subsequently reported acquisition of securities with Voting Power by the Company which, by reducing the number of securities with Voting Power outstanding, increases the proportional number of securities with Voting Power beneficially owned by such Person together with all Affiliates and Associates of such Person; provided that if (a) a Person would become an Acquiring Person (but for the operation of this subclause (i)) as a result of the acquisition of securities with Voting Power by the Company, and
(b) after such securities acquisition by the Company, such Person, or an Affiliate or Associate of such Person, at a time when such Person is the Beneficial Owner of securities representing 15% or more of the Voting Power, becomes the Beneficial Owner of any additional securities with Voting Power (other than a pro-rata distribution), then such Person shall be deemed an Acquiring Person, or (ii) if the Board of Directors of the Company determines that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph has in good faith become such inadvertently and such Person either (a) divests as promptly as practicable a sufficient number of securities with Voting Power so that such Person would no longer be an "Acquiring Person" as defined pursuant to the foregoing provisions of this paragraph or (b) acquired the securities without any intention of

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changing or  influencing  control of the  Company,  and  reports its  Beneficial
Ownership of securities with Voting Power on Schedule 13(g) under Rule 13d-1 or 13d-2 of the Exchange Act and such Person, or an Affiliate or an Associate of such Person, does not, after such Board determination and at a time when such Person is the Beneficial Owner of securities representing 15% or more of the Voting Power, become the Beneficial Owner of any additional securities with Voting Power, then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement."

         A copy of the Second Amendment is attached hereto as Exhibit 5 and a copy of the Rights Agreement was filed as an exhibit to the Registration Statement. The foregoing description of the Second Amendment and the Rights Agreement is qualified in its entirety by reference to the Second Amendment and the Rights Agreement.


Item 2.     Exhibits.

Exhibit No.    Description
-----------    -----------

     5 Second Amendment, dated as of September 30, 1996, to the Rights Agreement, dated as of December 16, 1988 and amended as of February 23, 1989, between Burlington Resources Inc.and The First National Bank of Boston, as Rights Agent.

                                        SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    BURLINGTON RESOURCES INC.


                                    By:      /s/ GERALD J. SCHISSLER
                                             -----------------------
                                             Gerald J. Schissler
                                             Executive Vice President,
                                              Law & Corporate Affairs









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                                  EXHIBIT INDEX



Exhibit No.           Description
-----------           -----------

     5                Second  Amendment,  dated as of September 30, 1996, to the
                      Rights Agreement, dated as of December 16, 1988 and amended as of February 23, 1989, between Burlington Resources Inc. and The First National Bank of Boston, as Rights Agent.





























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